UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2012

QSGI INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32620 (Commission File Number)	13-2599131 (IRS Employer Identification Number)
400 Royal Palm Way, Palm Beach, FL 33480 (Address of Principal Executive Office)
Registrant’s telephone number, including area code: (561) 629-5713

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2012 the Company received notification that Benee Scola had tendered her resignation from the Board of Directors of the Company.  Her decision was for personal reasons and did not involve any disagreements with the Company, management or the Board of Directors.

On September 6, 2012 the Company appointed Jason Bodnick to the Board of Directors.  Mr. Bodnick has been a founder and officer in private companies serving the real estate, packaged goods, and retail technology markets for the past 20 years. Presently, Mr. Bodnick is a Partner and Managing Director at Gross Capital Partners, LLC, a boutique merchant banking and advisory services firm. From 2008 to 2010, Mr. Bodnick was Vice President of Centurion Credit Management, a +$250M asset based lending hedge fund. Mr. Bodnick also co-founded and served as a Managing Director of Premium Asset Management, a late stage venture capital fund co-investing in high technology companies along-side other top tier VC firms such as Kleiner Perkins, Benchmark Partners, among others. From 2001 to 2007, Mr. Bodnick co-founded Nexxus Group Properties, LLC, a real estate development firm in Southeastern Michigan. During his tenure at Nexxus, Mr. Bodnick was responsible for all facets of the company’s financing, syndication, site selection, development, and marketing of the company’s portfolio of residential and multifamily projects. Prior to that Mr. Bodnick served as the Vice President of Client Strategic Services for Imagicast, Inc., a technology start-up with IPO aspirations developing the first end-to-end wirelessly networked interactive, shelf edge, collaborative marketing/merchandising solution for retailers and brands.  In that role, he secured a strategic relationship with P&G, and spearheaded the development and national in-store deployment of the company’s interactive wireless shelf-edge marketing system. Between 1997 to 1999, Mr. Bodnick served as the CEO of Valley Research Systems, a packaged goods manufacturer where he lead the development and marketing of a custom line of products distributed in national retail clients such as Bed, Bath & Beyond, Linens N Things, and Kmart. Mr. Bodnick began his career at Salomon Brothers on the mortgage backed securities desk. Mr. Bodnick received a BA in Political Science from Rutgers University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QSGI INC.
Date: September 7, 2012	By:	/s/ Marc Sherman
Marc Sherman
Chairman of the Board